Exhibit 10.2

ADVENTURE ENERGY, INC.
SUBSCRIPTION AGREEMENT

Subscriber Name:

Address:

___________________  Social Security No. ___________________

___________________  Social Security No. ___________________

Phone: _______________  Fax: _________________

Residence (if different from above)

We agree to purchase from Adventure Energy, Inc. (“Adventure Energy” or the “Company”) a working interest in the natural gas wells as described herein for a total price of ________________________ Dollars ($________), which represents twenty five percent (___%) of fifty percent (50%) working interest in _____________________. We acknowledge and understand that revenue flow to me will be based upon ___% of 50% of the net revenue from the well.

In connection with this investment, we represent that the following are true and correct statements:

1.	We have received all information that we deem necessary for making an investment decision before signing this Subscription Agreement.
2.
We have evaluated the risks of purchasing the well working interest(s). We have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of this investment.

3.
We are acquiring the well working interest(s) for our selves and not for any other person. We are acquiring the well working interest(s) for investment purposes only and not with a view of distribution to any other person or entity. We have no arrangement with any person to assign or pledge any part or all of the well interest(s) we are purchasing.

4.
We have determined that this investment is suitable for us in light of our financial situation and needs. We have adequate financial resources for an investment of this character. We have no need for liquidity of this investment to satisfy any existing or contemplated undertaking or indebtedness. We are able to bear the economic risk of this investment for an indefinite period of time. We have sufficient net worth to sustain a loss of this entire investment. The loss of this investment in its entirety would not materially adversely affect the standard of living of our family and our selves.

5.
We understand that the well interest(s) will not be registered under the Securities Act of 1933, as amended (the “Act”) in reliance on Section 4(2) and Rule 506. We also understand that the well interest(s) will not be registered with any state securities agency under exemptions from registration established under Section 18 of the Act. We understand that reliance on these exemptions is predicated in part on our representations and agreement.

6.
We agree that the well interest(s) may not be sold, transferred, assigned, pledged or hypothecated unless the well interest(s) are registered or exempt from registration under the federal securities laws and all applicable state securities laws.

7.
We understand the Company does not have any obligation or intention of registering the well interest(s) under any federal or state securities laws, and we further understand that it does not have any obligation or intention to file the reports which would constitute public obligation or intention to file the reports which would constitute public information under Rule 144 of the Securities Act of 1933, as amended.

8.
We understand that no federal or state agency has made any finding or determination as to the fairness of this offering for public investment, nor has any such agency made a recommendation or endorsement of the well interest(s)

9.	We are accredited investors as that the term is defined in Regulation D under this Act. We have checked below which of the statements apply under which we qualify as accredited investors.
Check one:
(     ) Our individual net worth, or joint net worth with my spouse exceeds $1,000,000,
Or
(      ) In the two most recent years, we have individual incomes in excess of $200,000 or joint______________income with my spouse in the excess of $300,000, and we reasonably expect to reach the same income level this year.
10.
We agree that my interest in this Subscription Agreement may not be transferred or assigned, except that our obligations under this Subscription Agreement shall survive our death. We acknowledge and agree that we may not cancel, terminate or revoke this subscription.

11.	We understand this subscription will expire if the Company fails to accept this subscription upon the expiration of 10 days from the date of this Subscription Agreement.
12.
We agree to indemnify and hold harmless the Company and its Affiliates against any and all loss, damage, liability or expense, including reasonable attorney fees, which they or any of them incur as a result of our breach of this Subscription Agreement. We understand that the Company is relying on the accuracy of all declarations, acknowledgements, warranties, representations and agreements made by me in this Subscription Agreement in determining my suitability as a purchaser of the well interest(s).

13.	This Agreement shall be governed by the laws of the State of Tennessee.
14.
If there is more than one signatory to this Subscription Agreement as subscribers, we acknowledge and agree that the obligations, Representations, warranties and agreements of the subscriber are made jointly and severally.

15.
We understand that the Company has the right to accept or reject this subscription for any reason or no reason. If this subscription is rejected, the purchase price payment will be refunded in full without interest, all subscription documents will be returned to us, and the Subscription Agreement will be null and void.

16.
We agree that all disputes between the Company and me relating to this investment shall be resolved exclusively through binding arbitration conducted under the commercial arbitration rules of the American Arbitration Association. The Arbitration award is enforceable as a judgment of any court having proper jurisdiction. The costs of arbitration shall be split equally between the company, and each party and each shall bear that party’s own legal expenses.

We understand that the Company is relying on the information we have provided in this document for purposes of establishing exemptions from registration under the securities laws.

Dated: _________________, 2008	INVESTORS:

ACCEPTANCE

_____This Subscription is accepted by the Company

_____This Subscription is rejected by the Company

ADVENTURE ENERGY, INC.

BY:_________________________

ITS:________________________

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